Exhibit 99.1

June 12, 2023

Metals Acquisition Corp Announces $52 Million of PIPE Subscription Agreements Executed for a Total of $230 Million of PIPE

GRAND CAYMAN, Cayman Islands--(BUSINESS WIRE)--Metals Acquisition Corp (NYSE: MTAL.U):

•	Additional subscription agreements totaling approximately $52 million executed for the PIPE relating to the CSA Mine acquisition, including investments from a number of large, global natural resource funds who have anchored the PIPE

•	Subscriptions include a 100% upsizing from an existing anchor investor

•	Additionally includes a subscription from Bluescape Energy Partners (“Bluescape”), an alternative investment firm that leverages its private capital, global network, and superior thinking to deliver differentiated long term investment performance in the broader energy and energy transition sectors

•	Bluescape to nominate a director to the Metals Acquisition Limited board as it seeks to partner with the MAC team

Transaction Overview

Metals Acquisition Corp (NYSE: MTAL.U) (“MAC”) today announced that it has entered into subscription agreements totaling approximately $52 million at a purchase price of $10.00 per share in a private placement to be consummated substantially concurrently with the consummation of the CSA Mine acquisition.

In addition, Bluescape has invested in the PIPE and will nominate a director to the MAC board of directors.

In connection with the subscription agreements, Green Mountain Metals, LLC, MAC’s sponsor, agreed to transfer an aggregate of 470,833 shares of Class B common stock of MAC that it currently holds to certain investors who agreed to subscribe for a significant number of subscribed shares. In addition, the members of Green Mountain Metals have agreed to sell, at cost, 500,000 warrants to certain investors who agreed to subscribe for a significant number of subscribed shares.

Commenting on the investment, Bluescape Executive Chairman and CEO, Mr. John Wilder noted:

“We see tremendous value in Metals Acquisition Corp and their CSA copper resource in Australia. The asset aligns with many crucial issues today, including decarbonization and critical metals supply chain security. We also have confidence in the Metals Acquisition Corp management team as they possess a diverse skillset that is capable of effectively turning around this critical asset. We look forward to partnering with the Metals Acquisition Corp as we merge skills and relationships to generate value for stakeholders.”

Mick McMullen, MAC CEO, said: "We continue to execute PIPE subscription agreements into what is now one of the largest institutionally backed PIPEs in the last year in the entire US market. We have managed to secure a significant investment upsize from an existing investor and the funding and commitment from Bluescape is very important to us. Having someone of the calibre of John Wilder validate the transaction is further evidence of the rationale for the MAC strategy.

This has been a very long process and we would like to thank all of our funding partners, Glencore and most importantly the people at the CSA Mine for their patience as we approach the final stages of closing on this important transaction.”

About Bluescape

Bluescape was founded in 2007, and is an alternative investment firm that leverages its private capital, global network, and superior thinking to deliver differentiated long term investment performance in the broader energy and energy transition sectors. Bluescape employs a unique approach and long-term perspective, helping position companies for growth and value creation by providing capital and strategic oversight with its multi-disciplined team of executive-level managers, operators, strategic consultants, and restructuring advisors. It thrives to uncover investments exhibiting high performance potential where it seeks to build lasting partnerships. Bluescape strives to create positive impacts for all of its stakeholders through its capital, operational capabilities, and long-term ownership model.

Advisors

Citigroup Global Markets Inc. (“Citi”) is serving as financial advisor and Squirre Patton Boggs and Paul Hastings LLP are serving as legal advisors to MAC. Citi, Canaccord Genuity and Ashanti Capital have been engaged as placement agents in connection with the PIPE.

Contacts

Mick McMullen Chief Executive Officer Metals Acquisition Corp +1 (817) 698-9901 mick.mcmullen@metalsacqcorp.com	Dan Vujcic Chief Development Officer Metals Acquisition Corp +61 451 634 120 dan.vujcic@metalsacqcorp.com

Further Information

Additional information about the proposed transaction, including a the form of the Subscription Agreement, will be included in a Current Report on Form 8-K to be filed by MAC with the SEC and available at www.sec.gov.

About Metals Acquisition Corp

MAC was formed as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. MAC is led by Mick McMullen (Chief Executive Officer), Jaco Crouse (Chief Financial Officer) and Dan Vujcic (Chief Development Officer). The Company is focused on green-economy metals and mining businesses in high quality, stable jurisdictions.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

This press release includes “forward-looking statements.” MAC’s actual results may differ from expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MAC’s expectations with respect to future performance of the CSA Mine and anticipated financial impacts and other effects of the proposed Business Combination, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside MAC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the occurrence of any event, change, or other circumstances that could give rise to the termination of the Share Sale Agreement; the outcome of any legal proceedings that may be instituted against MAC following the announcement of the Share Sale Agreement dated as of March 17, 2022 (as amended by the Deed of Consent and Covenant dated as of November 22, 2022, as supplemented by the CMPL Share Sale Agreement Side Letter, dated as of April 21, 2023, as further supplemented by the CMPL Share Sale Agreement Side Letter, dated May 31, 2023 and as further supplemented by the CMPL Share Sale Agreement Side Letter, dated June 2, 2023 (the “Share Sale Agreement”); the inability to complete the proposed transaction, including due to failure to obtain financing, certain regulatory approvals, or satisfy other conditions to closing in the Share Sale Agreement; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Share Sale Agreement, or could otherwise cause the transaction to fail to close MAC’s inability to secure the expecting financing for the consideration under the Share Sale Agreement; the inability to obtain or maintain the listing of MAC’s shares following the proposed transaction; the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things; the supply and demand for copper; the future price of copper; the timing and amount of estimated future production, costs of production, capital expenditures and requirements for additional capital; cash flow provided by operating activities; unanticipated reclamation expenses; claims and limitations on insurance coverage; the uncertainty in mineral resource estimates; the uncertainty in geological, metallurgical and geotechnical studies and opinions; infrastructure risks; and dependence on key management personnel and executive officers; and other risks and uncertainties indicated from time to time in the final prospectus of MAC for its initial public offering and the definitive proxy statement/prospectus relating to the proposed Business Combination that MAC filed with the SEC, including those under “Risk Factors” therein, and in MAC’s other filings with the SEC. MAC cautions that the foregoing list of factors is not exclusive. MAC cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MAC does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

More information on potential factors that could affect MAC’s or CSA Mine’s financial results is included from time to time in MAC’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as the definitive proxy statement/prospectus MAC filed with the SEC in connection with MAC’s solicitation of proxies for the meeting of shareholders to be held to approve, among other things, the proposed Business Combination. If any of these risks materialize or MAC’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that MAC does not presently know, or that MAC currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect MAC’s expectations, plans or forecasts of future events and views as of the date of this communication. MAC anticipates that subsequent events and developments will cause its assessments to change. However, while MAC may elect to update these forward-looking statements at some point in the future, MAC specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing MAC’s assessment as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.